Page 1: Eagle Pharmaceuticals Reports First Quarter 2015 Results

For Immediate Release
Eagle Pharmaceuticals, Inc. Reports First Quarter 2015 Results
WOODCLIFF LAKE, N.J.—May 12, 2015—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three-month period ended March 31, 2015. Highlights of and subsequent to the first quarter of 2015 include:

•
Entered into an Exclusive License Agreement (the “License Agreement”) and a Settlement and License Agreement (the “Settlement Agreement”) for our bendamustine hydrochloride (HCl) rapid infusion product (the “rapid infusion” product) with Cephalon, Inc., a wholly owned subsidiary of Teva Pharmaceutical Industries Ltd. (NYSE: TEVA). Under the terms of the License Agreement, Eagle received an upfront cash payment of $30 million and is currently eligible to receive up to $90 million in additional milestone payments. In addition, Eagle is entitled to receive double digit percentage royalties on future net sales of the product, if approved by the U.S. Food and Drug Administration (the “FDA”);

•
Our New Drug Application (“NDA”) for the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regime was accepted for filing by the FDA with a December 13, 2015 PDUFA date;

•	The U.S. Patent and Trademark Office granted a new patent pertaining to the rapid infusion bendamustine product; this patent expires in March 2033;

•	RYANODEX® (dantrolene sodium) for Injectable Suspension was granted seven years of U.S. market exclusivity for the treatment of malignant hyperthermia (MH) by the FDA;

•	Product sales increased to $3.1 million compared to $1.2 million for the first quarter of 2014;

•	Total revenue was $36.3 million, which includes the $30 million upfront payment from Teva under the License Agreement. Total revenue was $5.0 million for the first quarter of 2014;

•
Net income was $19.7 million, or $1.38 per basic and $1.31 per diluted share, compared to a net loss attributable to common stockholders of $(3.2) million, or $(0.36) per basic and diluted share, for the first quarter of 2014;

•
Cash, cash equivalents and short-term investments were $115.9 million at March 31, 2015, including $54.3 million in net proceeds from an underwritten follow-on offering of EGRX common stock, including exercise of the underwriter's over-allotment option (less the underwriter discount).

Page 2: Eagle Pharmaceuticals Reports First Quarter 2015 Results

“This was a very positive quarter for Eagle on all fronts, highlighted by our transformational partnership with Teva for the commercialization of our rapid infusion bendamustine product. We look forward to the PDUFA date for the rapid infusion bendamustine in December, and if approved we believe the additional milestone and royalty payments will expedite our ability to deliver long term, sustainable growth,” said Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals.
“We are very pleased with RYANODEX’s strong performance year-to-date. First quarter RYANODEX sales of $1.6 million were $1 million higher than in the immediately preceding quarter, which reflects the successful execution of the product launch last fall and the ongoing efforts of our sales force. We look forward to replicating this success and leveraging relationships that we are building with RYANODEX for future products including our bivalirudin candidate, a unique, ready-to-use, liquid version of Angiomax. We remain on track to submit an NDA for this product very shortly.”
First Quarter 2015 Financial Results
Total revenue increased by $31.3 million for the three months ended March 31, 2015 to $36.3 million, as compared to $5.0 million for the three months ended March 31, 2014. A summary of total revenue is outlined below:

	Three Months Ended March 31,		Increase/ (Decrease)
	2015	2014
	(in thousands)
Product sales	$3,056	$1,175	$1,881
Royalty income	3,253	3,565	(312)
License and other income	30,000	265	29,735
Total revenue	$36,309	$5,005	$31,304
Product sales are primarily comprised of sales of RYANODEX®, which was launched in August 2014, diclofenac-misoprostol, which was launched in January 2015, and sale of argatroban to two commercial partners. The latter also contributes royalty income. Higher product sales in the first quarter of 2015 were driven by $1.6 million in net sales of RYANODEX®. Lower royalty income in the first quarter of 2015 reflects decreased end-use sales of argatroban.
License and other income in the first quarter of 2015 reflects the $30.0 million upfront cash payment from Teva under the License Agreement for the rapid infusion bendamustine product.
Cost of revenues increased by $2.6 million to $5.9 million in the first quarter of 2015 as compared to $3.3 million in the three months ended March 31, 2014, primarily due to higher sales and expiring inventory of RYANODEX®, and royalties related to the cash payment from Teva as previously described.
Research and development expenses were $6.3 million in the first quarter of 2015 as compared to $3.8 million in the three months ended March 31, 2014. The increase reflects higher project spending for the rapid infusion bendamustine product, pemetrexed, and salaries and other personnel related expenses, offset in part by lower costs related to RYANODEX® and diclofenac-misoprostol.

Page 3: Eagle Pharmaceuticals Reports First Quarter 2015 Results

Selling, general and administrative expenses were $4.0 million in the first quarter of 2015 as compared to $1.5 million in the three months ended March 31, 2014. The increase was primarily driven by RYANODEX ® marketing expenses, professional fees, and personnel-related expenses.
The first quarter of 2015 has a tax provision of $0.4 million, compared to $1.3 million income tax benefit for the three months ended March 31, 2014.
Net income for the first quarter of 2015 was $19.7 million, or $1.38 per basic and $1.31 per diluted share, compared to a net loss attributable to common stockholders of $(3.2) million, or ($0.36) per basic and diluted share, for the three months ended March 31, 2014.
Liquidity
The Company had $115.9 million in cash, cash equivalents and short-term investments, $192.9 million in additional paid in capital, and $102.9 million in stockholders’ equity as of March 31, 2015.
Conference Call
As previously announced, Eagle management will host its first quarter conference call as follows:

Date	Tuesday, May 12, 2015
Time	8:30 a.m. EDT
Telephone	877-876-9176 (U.S.) or 785-424-1825 (International)
Access code	EGRXQ115
Webcast (live and archive)	www.eagleus.com

A telephone replay will be available shortly after the completion of the call for one week at 800-374-0328 (U.S.) or 402-220-0663 (International), passcode EGRXQ115.
About Eagle Pharmaceuticals, Inc.
Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA's 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.
RYANODEX® is a registered trademark of Eagle Pharmaceuticals, Inc.
Forward-Looking Statements
This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “look forward,” “on track,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the transformational impact of Eagle’s commercial arrangement with Teva; the achievement of milestones under the License Agreement and their impact on Eagle’s profitability; replicating the success of our

Page 4: Eagle Pharmaceuticals Reports First Quarter 2015 Results

sales of RYANODEX for our other product candidates, including our RTU bivalirudin candidate; and the timing of the planned NDA submission for RTU bivalirudin. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: success in gaining timely FDA approval of the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen, if at all; the timing and level of success of a future launch of the rapid infusion bendamustine product by Teva; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the License Agreement; difficulties or delays in manufacturing; timely submission of the NDA for RTU bivalirudin and the acceptance for filing thereof; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended September 30, 2014, and its other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
Contact
In-Site Communications, Inc.
Lisa M. Wilson
President
212-452-2793

-- Financial tables follow –

Page 5: Eagle Pharmaceuticals Reports First Quarter 2015 Results

Eagle Pharmaceuticals, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)
	Three Months Ended March 31,
	2015	2014

Revenue:
Product sales	$3,056	$1,175
Royalty income	3,253	3,565
License and other income	30,000	265
Total revenue	36,309	5,005
Operating expenses:
Cost of revenue	5,948	3,360
Research and development	6,285	3,794
Selling, general and administrative	3,986	1,454
Total operating expenses	16,219	8,608
Income/(loss) from operations	20,090	(3,603)
Interest income	7	8
Interest expense	(1)	(1)
Change in value of warrant liability	—	(383)
Total other income/(expense)	6	(376)
Net Income/(Loss) before income tax (provision) benefit	20,096	(3,979)
Income tax (provision) benefit	(399)	1,295
Net Income/(Loss)	$19,697	$(2,684)
Less dividends on Series A, B, B-1 and C Convertible Preferred Stock	—	(534)
Net income/(loss) attributable to common stockholders	$19,697	$(3,218)
Earnings per share attributable to common stockholders:
Basic	$1.38	$(0.360)
Diluted	$1.31	$(0.360)
Weighted average common shares outstanding:
Basic	14,247,019	8,862,212
Diluted	15,041,011	8,862,212

Page 6: Eagle Pharmaceuticals Reports First Quarter 2015 Results

Eagle Pharmaceuticals, Inc.
CONDENSED BALANCE SHEETS
(In thousands, except share and per share amounts)
(unaudited)
	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$99,924	$34,869
Short-term investments	15,998	—
Accounts receivable	10,508	11,956
Inventories	2,018	1,242
Prepaid expenses and other current assets	1,340	1,640
Total current assets	129,788	49,707
Property and equipment, net	100	342
Other assets	45	45
Total assets	$129,933	$50,094
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,435	$3,501
Accrued expenses	15,029	12,165
Deferred revenue	6,585	6,520
Total current liabilities	27,049	22,186
Commitments and contingencies
Stockholders' Equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of March 31, 2015 and December 31, 2014	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,509,179 and 14,036,680 issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	15	14
Additional paid in capital	192,855	137,577
Accumulated deficit	(89,986)	(109,683)
Total stockholders' equity	102,884	27,908
Total liabilities and stockholders' equity	$129,933	$50,094

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